                                                  Exhibit F
                                                  ---------

       25 Research Drive, Westborough, Massachusetts 01582
       ---------------------------------------------------


                                        October 7, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

     Re:  New England Electric System, et al.
          File No. 70-9089

Dear Commissioner:

     New England Electric System (NEES)and eleven of its subsidiaries,
Granite State Electric Company (Granite), Massachusetts Electric Company (Mass. Electric), Nantucket Electric Company (Nantucket), The Narragansett Electric Company (Narragansett), Narragansett Energy Resources Company (NERC), New England Electric Transmission Corporation (NEET), New England Energy Incorporated (NEEI), New England Hydro-Transmission Electric Company, Inc. (Mass. Hydro), New England Hydro-Transmission Corporation (NH Hydro), New England Power Company (NEP), and New England Power Service Company (NEPSCO) (collectively, the Participating Companies), filed an Application/Declaration, dated August 18, 1997, on Form U-1 with your Commission, regarding their participation in the NEES Money Pool (the Pool) and short-term borrowings by certain of the Participating Companies from November 1, 1997, to October 31, 2001.

     Mass. Electric, Nantucket, Narragansett, Mass. Hydro, NEP, and NEPSCO (the Borrowing Companies) have requested authority to borrow from banks and/or from the Pool and/or, in the cases of Mass. Electric, Narragansett, and NEP, through dealers in commercial paper from time to time not to exceed the amounts listed below:

          Mass. Electric      $150,000,000.00
          Nantucket           $  5,000,000.00
          Narragansett        $100,000,000.00
          Mass. Hydro              $ 25,000,000.00
          NEP                 $375,000,000.00
          NEPSCO              $ 12,000,000.00

     Borrowings from banks will be evidenced by notes maturing in less than one year from the date of issue. Borrowings from the Pool will be payable on demand, and may, but need not be, evidenced by notes. In the cases of Mass. Electric, Narragansett, and NEP, borrowings through commercial paper dealers will be evidenced by unsecured promissory notes with maturities not exceeding 270 days.

     Granite, NEET, and NH Hydro (the NH Companies) may also borrow from the Money Pool; however, those companies have received express authorization for such borrowings from the Public Utilities Commission of New Hampshire, the state in which such utility companies are organized and doing business. Participating Companies other then the Borrowing Companies (and the NH Companies) are participants in the Pool; however, their participation is limited exclusively to that of a lender of funds.

Corporate Authority
-------------------

     The Participating Companies are duly organized in the states and engaging in the types of business as described below:


Name of             State of
Company             Organization        Type of Business
-------             ------------        ----------------
NEES                Massachusetts       Registered Holding Company
Granite             New Hampshire       Retail Electric Company
Mass. Electric           Massachusetts       Retail Electric Company
Nantucket           Massachusetts       Retail Electric Company
Narragansett        Rhode Island        Retail Electric Company
NEET                New Hampshire       Electric Transmission Company
NERC                Rhode Island        Wholesale Electric Generating Company
NEEI                Massachusetts       Oil and Gas Exploration Company
Mass. Hydro              Massachusetts       Electric Transmission Company
NH Hydro            New Hampshire       Electric Transmission Company
NEP                 Massachusetts       Wholesale Electric Generation
                                             and Transmission Company
NEPSCO              Massachusetts       Service Company

     It is our opinion that (1) the Participating Companies have corporate authority and have been duly authorized by their respective boards of directors to participate in the Pool; (2) the Borrowing Companies have corporate authority to make the proposed borrowings, and in the cases of Mass. Electric, Narragansett, and NEP, to issue commercial paper, to the maximum amounts as authorized by their respective board of directors; and (3) no action by the stockholders of the Participating Companies is necessary for the proposed transactions.

State Regulatory Approval
-------------------------

(1)  New Hampshire

     The New Hampshire Public Utilities Commission (NHPUC) has jurisdiction over the proposed issuance of short-term promissory notes by Granite, NEET, NEP, and NH Hydro. The NHPUC has authorized Granite, NEET, NEP, and NH Hydro to incur short-term indebtedness in amounts outstanding at any one time not to exceed $10 million for Granite, $10 million for NEET, $375 million for NEP, and $25 million for NH Hydro (Order No. 20,369, dated January 14, 1992; Order No. 18,308 dated June 23, 1986, DF 86-149; Order No. 20,952 dated September 8, 1993. DF 93-152; Order No. 20,073 dated March 6, 1991, DF 91-008, respectively).

(2)  Massachusetts

     The Massachusetts Department of Public Utilities (MDPU) has jurisdiction over the participation in the Pool as lenders by Mass. Electric, Mass. Hydro, Nantucket, and NEP. The MDPU issued (i) an order, dated January 18, 1989 (DPU 88-166), as supplemented by an order dated February 27, 1992 (DPU 91-133), authorizing Mass. Electric, Mass. Hydro, and NEP and (ii) an order dated October 10, 1995 (DPU 95-67) authorizing Nantucket to participate in the Pool under the current terms.

     Other than the regulatory approvals described above, no other regulatory approval from any state agency is necessary.

Other Limitations
-----------------

     The respective board of directors of each Participating Company has authorized the participation in the Pool and, in the cases of the Borrowing Companies (excluding the NH Companies), the proposed borrowings to maximum amounts of: $150 million for Mass. Electric; $5 million for Nantucket; $100 million for Narragansett; $25 million for Mass. Hydro; $375 million for NEP; and $20 million for NEPSCO.

     The holders of the Cumulative Preferred Stock of Mass. Electric, Narragansett, and NEP have each authorized unsecured indebtedness not in excess of 20% of capitalization through September 30, 1998 for Mass. Electric, September 30, 1998 for Narragansett, and November 1, 1998 for NEP.

     We are advised that each of the above companies will be within their respective limitations unless and until so authorized by their respective boards of directors and, in the cases of Mass. Electric, Narragansett, and NEP, by the holders of their respective Cumulative Preferred Stock.

     Based upon and subject to the foregoing and appropriate action by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, it is our opinion that, in the event the proposed transactions are consummated in accordance with the Statement on Form U-1, as amended:

     (a) All state laws applicable to the proposed transactions will be complied with;

     (b) The Borrowing Companies are validly organized and duly existing; and any notes representing the borrowings, when duly executed and delivered and when the consideration therefor has been received, will be valid and binding obligations of the respective company in accordance with the terms of the notes, subject to laws of general application affecting the rights and remedies of creditors;

     (c) Each of the Participating Companies will legally acquire the appropriate interest in any borrowing by other members of the Pool; and

     (d) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Participating Company concerned, or any associate company thereof.

     We hereby consent to the use of this opinion in connection with the Statement on Form U-1, as amended, filed with your Commission with reference to the proposed transactions.

                                   Very truly yours,


                                   s/Robert King Wulff

                                   Robert King Wulff
                                   Corporation Counsel



                                   s/Kirk L. Ramsauer


                                   Kirk L. Ramsauer
                                   Associate General Counsel